AMENDMENT TO THE
YUM! BRANDS PENSION EQUALIZATION PLAN

The Yum! Brands Pension Equalization Plan (the “Plan”) is amended as set forth in the attached document, effective as of the beginning of the day on January 1, 2013.

YUM! BRANDS, INC.

By: /s/ Anne Byerlein
Anne Byerlein
Chief People Officer

January 24, 2013
Signature Date

Agreement and Acceptance
I, David C. Novak, acknowledge that the effect of this Amendment is to convert my Pension from PEP to one that is based on an account, with an opening value on January 1, 2013 that is equal to the proxy value of my PEP Pension on December 31, 2012 (rounded up to the nearest $100,000), and I agree to and accept the terms of this Amendment.

By: /s/ David C. Novak
David C. Novak
Chairman and Chief Executive Officer

January 24, 2013
Signature Date

The document for the PEP 409A Program is amended to revise Appendix Article C (“CEO's Pension”) so that it reads as follows:

APPENDIX ARTICLE C

CEO's Pension

C.1    Scope and Purpose. This Appendix Article C applies solely to determine the amount of the Pension payable to the Participant who is the Chairman and CEO of Yum! Brands, Inc. as of January 1, 2012, David C. Novak (the “Applicable Participant”). Nothing in this Appendix Article C shall alter the time or form of payment of such Pension, which shall continue to be governed by the main provisions of the 409A Program.

C.2    Freeze as of January 1, 2012. Subject to Section C.4 below, effective as of the beginning of the day on January 1, 2012, the Pension payable to or on behalf of the Applicable Participant (including any Pre-Retirement Spouse's 409A Pension) shall be fixed and frozen at the level in effect for the Applicable Participant as of immediately prior to January 1, 2012. Accordingly -

(a)    The Applicable Participant's Credited Service and Highest Average Monthly Earnings shall be frozen and shall remain thereafter at the exact amounts of each that the Applicable Participant had under the Plan as of immediately prior to January 1, 2012, and

(b)    The Applicable Participant's Total Pension (including any PEP Guarantee) and Salaried Plan Pension shall be frozen and shall remain thereafter at the exact amount of each that the Applicable Participant had under the Plan as of immediately prior to January 1, 2012.

The conversion to a Single Lump Sum of a benefit frozen under this Section C.2 shall be governed by the Actuarial Equivalent factors in effect for such conversion immediately prior to January 1, 2012.

C.3    Early Commencement Reduction. Subject to Section C.4 below, effective as of the beginning of the day on January 1, 2012, for purposes of determining the Pension payable to or on behalf of the Applicable Participant (including any Pre-Retirement Spouse's 409A Pension) (the “Reducible Pension”), there shall be a reduction for early commencement of the Applicable Participant's Reducible Pension of 0.33⅓ % for each month that the Applicable Participant's Reducible Pension commences prior to January 1, 2016. For this purpose, “early commencement” refers to commencing the Applicable Participant's Reducible Pension prior to his Normal Retirement Date. Such reduction shall apply in lieu of the reduction that would ordinarily apply under the Plan's main provisions in connection with an early commencement.

C.4    Determination of Pension Beginning January 1, 2013. Notwithstanding Sections C.2 and C.3 above and Sections 5.1, 5.2 and 5.3, effective as of the beginning of the day on January 1, 2013, the amount of (i) the Applicable Participant's Pension, and (ii) any benefits paid on behalf of the Applicable Participant (including the Pre-Retirement Spouse's 409A Pension) shall not be determined under Sections C.2 and C.3 above and Sections 5.1, 5.2 and 5.3, but shall be determined under the following subsections. For purposes of the following subsections, all terms that are written with initial capital letters (but which are not defined terms in this Appendix Article C nor the main provisions of the Plan) shall have the definitions provided in the Leadership Retirement Plan (the “LRP”), but with any modifications that are specified in the following subsections.

(a)    Account Balance. The Applicable Participant's Pension, expressed as a single lump sum, shall be determined based on the balance standing to his credit in the account maintained for the Applicable Participant (the “Account”).

(b)    Initial Account Balance. The initial balance in the Account, as of January 1, 2013, shall be $27,600,000, which is the present value (using the Company's 2013 proxy assumptions, and with rounding up to the nearest $100,000) of the Applicable Participant's benefit under the Plan as of the end of the day on December 31, 2012.

(c)    Adjustment for Earnings. Following January 1, 2013, the balance in the Account shall be adjusted for earnings, in the same manner as applies under the LRP (applying the Earnings Credit for a period before taking into account any Employer Credits that are credited to the Account since the last Valuation Date), except that the Earnings Rate used to determine the Applicable Participant's Earnings Credit shall be equal to 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Code) based on the duration of the period between the regularly scheduled Valuation Dates (currently one year). This Earnings Rate is subject to change to the extent permitted under the LRP. To calculate the Applicable Participant's Earnings Credit in the same manner as under the LRP, i.e., based on Years of Participation, the Applicable Participant shall be treated as if (i) his participation in the Account commenced on January 1, 2013, and (ii) his participation in the Account ends on his Termination Date. Accordingly, the Applicable Participant shall be entitled to an Earnings Credit for 2013 based on his being an active Participant as of the beginning of the day on January 1, 2013, calculated relative to his initial Account Balance as of such date.

(d)    The Company shall credit an Employer Credit to the Applicable Participant's Account at the same time and in the same manner as applies under the LRP. The Employer Credit Percentage shall be 9.5% unless the Company specifies a different percentage for one or more years prior to the date applicable for crediting Employer Credits under the LRP for any such year. This Employer Credit Percentage shall be applied to the Applicable Participant's Base Compensation and Bonus Compensation in the manner provided under the LRP.

(e)    Distribution Valuation. Subject to subsection (f) below, the Applicable Participant's Account shall be valued in connection with any distribution in the same manner as applies under the LRP.

(f)    Distribution at Death. In the event of the Applicable Participant's death, a distribution of 50% of the Applicable Participant's Account shall be distributed in the form and at the time that applies under this Plan, with such distribution being made to the Beneficiary of the Applicable Participant, determined in the manner applicable under the LRP.